CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT

MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ADMINISTRATIVE SERVICES AGREEMENT

This will confirm the terms of our agreement (the “Administrative Services Agreement” or the “Agreement”) dated as of January 1, 2015, by and between First Eagle Variable Funds (the “Fund”), on its behalf and on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto, and Jefferson National Life Insurance Company of New York (the “Insurance Company”) with respect to the Insurance Company’s provision of certain administrative services with respect to the shares of the Fund (the “Shares”).

1.	Compensation and Services to be Performed.

(a)

The Fund will pay the Insurance Company a fee (the “Administrative Services Payment”) for the administrative services it performs for the Fund in connection with the purchase of Shares by certain separate accounts of the Insurance Company (“Separate Accounts”) for certain variable life insurance policies or variable annuity contracts (collectively, “Variable Contracts”) issued by the Insurance Company. The Administrative Services Payment will be calculated daily and paid quarterly at the annual rate of [**] ([**] basis points) of the average daily net asset value of the respective Shares held by the Separate Accounts. For purposes of calculating the fee payable to the Insurance Company, the average daily net asset value of the Shares will be calculated in accordance with the procedure set forth in the Fund’s current Prospectus and Statement of Additional Information.

(b)

The administrative services to be furnished by the Insurance Company relate to tasks incident to the relationship between the Separate Accounts and the Fund and tasks related to the placing of purchase and redemption orders on behalf of the Variable Contract owners (“Contract Owners”), including but not limited to those services listed on Schedule A attached hereto. In addition, the Insurance Company may provide such other similar services as the Fund may reasonably request from time to time to the extent the Insurance Company is permitted to do so under federal and state statutes, rules and regulations.

(c)

In connection with this Administrative Services Agreement, the Insurance Company shall be deemed to be an independent contractor, and shall have no authority to act as agent for the Fund in any matter. Neither the Insurance Company nor any of its directors, officers, partners, employees or agents are authorized to make or furnish any representations concerning the Fund or the Shares, except for those representations set forth in the Fund’s current Prospectus and Statement of Additional Information, or as set forth in such supplemental literature as may be authorized by the Fund in writing.

(d)

The parties hereto agree that the Administrative Services Payment to Insurance Company under this Section 1 is for administrative services only and does not constitute payment in any manner for distribution services.

2.	Termination:

This Agreement shall continue in full force and effect on the date first set forth above. This Agreement may be terminated at any time by either party upon ninety (90) days’ written notice to the other. In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state laws.

3.	Amendment and Assignment:

This Agreement may not be amended or assigned except by mutual agreement of the parties, acknowledged by each in writing.

4.	Representations of the Insurance Company.

(a)

The Insurance Company represents to the Fund that any compensation payable to the Insurance Company in connection with the investment of its Separate Accounts’ assets in the Fund, including the compensation payable hereunder and any additional fees the Insurance Company may directly assess in connection with a Variable Contract investment, (i) will be disclosed by the Insurance Company to the Contract Owners in the prospectuses for the Separate Accounts as required by applicable laws and regulations, and (ii) will not result in an excessive fee to the Insurance Company under any provision of law, including, without limitation, NASD Conduct Rules.

(b)

The Insurance Company represents and warrants that the Administrative Services Payment paid to Insurance Company pursuant to Section 1 is solely in exchange for the administrative services outline in Section 1 and will not be used or accepted in whole or in part for distribution services.

5.	Written Reports.

The Insurance Company will provide the Fund with such information as the Fund may reasonably request and will cooperate with and assist the Fund in the preparation of reports, if any, to be furnished to its Board of Trustees concerning the Service Agreement and any fees or compensation paid or payable pursuant hereto, in addition to any other reports or filings that may be required by law.

6.	Indemnification.

(a)

Insurance Company agrees to release, indemnify and hold harmless the Fund and its trustees from and against any and all liabilities or losses directly resulting from any action or inaction by the Insurance Company, its directors, officers, partners, employees or agents regarding the Insurance Company’s responsibilities under this Agreement.

(b)

Fund agrees to release, indemnify and hold harmless the Insurance Company from and against any and all liabilities or losses directly resulting from any action or inaction by the Fund, its directors, officers, partners, employees or agents or affiliates regarding the Fund’s responsibilities under this Agreement.

(c)	The parties agree that the indemnification provisions of this Agreement shall not limit or restrict a party’s rights to seek indemnification under a separate agreement between the parties.

7.	Governing Law.

The Administrative Services Agreement shall be construed in accordance with the laws of the State of New York.

In witness whereof, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the date specified above.

FIRST EAGLE VARIABLE FUNDS

By:	/s/ [illegible]
Name:	[illegible]
Title:	V.P.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Craig A Hawley
Name:	Craig A Hawley
Title:	General Counsel & Secretary

Schedule A

ADMINISTRATIVE SERVICES

Administrative Services provided may include, but are not limited to, some or all of the following:

Maintenance of books and records

•	Maintain an inventory of Shares purchased to assist in recording issuance of Shares.

•	Recording the issuance and transfer (via net purchase orders) of shares

•	Perform miscellaneous accounting services to assist in recording transfers of Shares (via net purchase orders).

•	Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

Purchase orders

•	Determination of net amount of cash flow into the Fund.

•	Reconciliation and deposit of receipts at Fund (wire order) and confirmation thereof.

•	Wiring of the monies to the Fund.

Redemption orders

•	Determination of net amount required for redemptions by Fund.

•	Notification to Fund of cash required to meet payments.

Fund Communications

•	Acting as proxy agent with regard to Contract Owners in connection with the holding of annual, if any, and special meetings of Shareholders.

•	Receiving and tabulating votes cast by Contract Owners by proxy and voting Separate Account shares in proportion to Contract Owner votes as required under the Act.

•	Confirmations of transactions relating to Fund shares as required by applicable law.

Reports

•

Periodic information reporting to the Fund, including but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for instructions, sales or promotional materials and any other filings with the Securities and Exchange Commission with respect to the Accounts invested in the Fund.

•	Periodic information reporting about the Fund to contract owners, including necessary delivery of the Funds’ prospectus and annual and semi-annual reports.

Other Administrative Support

•	Provide other administrative and legal compliance support for the Funds as mutually agreed upon by the Company and the Funds or Fund Administrator.

•	Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.

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